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                                                   Exhibit 99
                                                   AT&T Capital Corporation
                                                   Form 8-K March 9, 1998


                 Newcourt signs expanded vendor financing
                   arrangement with Lucent Technologies

Toronto, Canada, March 11, 1998 'Newcourt Credit Group today announced that it has signed a new five-year agreement with Lucent Technologies to expand the global financing program established to serve Lucent's business systems
customers.   Worldwide financing volume, as a result of this new
arrangement, may reach US$1 billion (C$1.4b) in 1998.

The new agreement follows Newcourt's recent acquisition of AT&T Capital
Corporation.   AT&T Capital has been Lucent's preferred provider of
equipment financing for business customers primarily in the United States
since 1996.   The new arrangement replaces the current agreement and is in effect until Sept. 30, 2002.

Under terms of the agreement, a new organization, using the name Lucent Technologies Product Finance (LTPF), will be formed at Newcourt and dedicated to meeting the financing needs of Lucent's business customers.
As global manager for LTPF, Newcourt will have the opportunity to provide leasing services to Lucent's business customers worldwide. LTPF also will work with third parties to provide the services when appropriate. In cases where Newcourt provides the financing, Newcourt will have authority for all credit decisions.

'With this break-through agreement, our company's solid relationship with Lucent not only continues, but is strengthened and expanded,' said Bradley
D. Nullmeyer, President of Newcourt Financial, Newcourt's commercial finance business. 'Going forward Newcourt will have the opportunity to provide Lucent, directly or indirectly, with vendor financing support in each of the countries where Lucent does business,' noted Tim Hammill, Chairman of Lucent Technologies Product Finance.


'As we've demonstrated in other ventures, Newcourt can develop innovative programs that meet the demanding global financial needs of our vendors,' added Nullmeyer. 'With our new aligned interests in place, LTPF can realize significant long term growth and better serve customers,' added Hammill.

'Equipment financing is important to many of our customers,' said Susan Loughridge, international vice president, Global Leasing Services, Lucent Technologies. 'With a new organization dedicated to meeting customers financing needs, we can bring even greater focus and expertise to serving those customers.'

The arrangement includes specific financial and service performance levels tied to compensation and a single point of contact for customers.







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Lucent Technologies, headquartered in Murray Hill, N.J., designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronics components. Bell Laboratories is the research and development arm of the company. For more information about Lucent Technologies, visit its web site at http://www.lucent.com.

The combination of Newcourt Credit Group and AT&T Capital has created one of the world's leading sources of asset-based financing serving the corporate, commercial and institutional markets with owned and managed assets of US$21.8 billion (C$31.2b) and a global distribution capability in 24 countries.